Exhibit 99.1
Clear Channel Reports Third Quarter 2007 Results

San Antonio, Texas November 8, 2007...Clear Channel Communications, Inc. (NYSE: CCU) today reported results for its third quarter ended September 30, 2007.
The Company reported revenues of $1.7 billion in the third quarter of 2007, an increase of 5% from the $1.6 billion reported for the third quarter of 2006. Included in the Company’s revenue is a $32.4 million increase due to movements in foreign exchange; excluding the effects of these movements in foreign exchange, revenue growth would have been 3%. See reconciliation of revenue excluding effects of foreign exchange to revenue at the end of this press release.
Clear Channel’s operating expenses increased 6% to $1.1 billion during the third quarter of 2007 compared to 2006. Included in the Company’s 2007 expenses is a $27.0 million increase due to movements in foreign exchange; excluding the effects of these movements in foreign exchange, growth in expenses would have been 3%. See reconciliation of expenses excluding effects of foreign exchange to expenses at the end of this press release.
Clear Channel’s income before discontinued operations increased 51% to $256.3 million, as compared to $169.8 million for the same period in 2006. The Company’s diluted earnings before discontinued operations per share increased 53% to $0.52, compared to $0.34 for the same period in 2006. Clear Channel’s net income increased 51% to $279.7 million in the third quarter 2007 as compared to $185.9 million in the third quarter of 2006 and diluted earnings per share increased 47% to $0.56, compared to $0.38 for the same period in 2006.
The Company’s OIBDAN was $583.5 million in the third quarter of 2007, a 4% increase from 2006. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Discontinued operations, Minority interest, net of tax; Income tax benefit (expense); Other income (expense) — net; Equity in earnings of nonconsolidated affiliates; Interest expense; Gain on disposition of assets — net; and, D&A. See reconciliation of OIBDAN to net income at the end of this press release.
Mark P. Mays, Chief Executive Officer of Clear Channel Communications, commented, “Our third quarter revenue and OIBDAN growth was fueled by another exceptional performance from our outdoor advertising business, which continues to post consistent growth on a global basis. Once again, our radio management team delivered results that outperformed the rest of the industry. Going forward, we remain committed to strengthening the value proposition we deliver to our audiences and advertisers as we continue to prudently invest in our brands, our content and our multi-channel distribution.”
Merger Transaction
The Company’s shareholders approved the adoption of the merger agreement, as amended, with a group led by Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC on September 25, 2007.
Under the terms of the merger agreement, as amended, the Company’s shareholders will receive $39.20 in cash for each share they own plus additional per share consideration, if any, if the closing of the merger occurs after December 31, 2007. For a description of the computation of any additional per share consideration and the circumstances under which it is payable, please refer to the joint proxy statement/prospectus dated August 21, 2007, filed with the Securities & Exchange Commission (the “Proxy Statement”). As an alternative to receiving the $39.20 per share cash consideration, the Company’s unaffiliated shareholders were offered the opportunity on a purely voluntary basis to exchange some or all of their shares of Clear Channel common stock on a one-for-one basis for shares of Class A common stock in the new company formed by the private equity group to acquire the Company (subject to aggregate and individual caps), plus the additional per share consideration, if any.
Holders of shares of the Company’s common stock (including shares issuable upon conversion of outstanding options) in excess of the aggregate cap provided in the merger agreement, as amended, elected to receive the stock consideration. As a result, unaffiliated shareholders of the Company will own an aggregate of 30,612,245 shares of CC Media Holdings, Inc. Class A common stock upon consummation of the merger.
The consummation of the merger is subject to antitrust clearances, FCC approval and other customary closing conditions. The parties continue to work toward a closing by the end of the year, but given the uncertainty as to the timing of the satisfaction of the closing conditions, and the provisions in the Merger Agreement regarding the Marketing Period; it is possible that closing could be delayed until the first quarter of 2008.
Radio and Television Divestitures
On April 20, 2007, the Company entered into a definitive agreement to sell its Television Group. The sale of the division is not contingent on the closing of the merger described above. Further, the sale of the division is not a condition to the closing of the merger described above. The results of the Television Group are reported as assets and liabilities from discontinued operations in the consolidated balance sheet and as discontinued operations in the consolidated statements of operations. The Television Group’s revenue and operating expenses for the year ended December 31, 2006 were $359.3 million and $272.4 million, respectively. The transaction is subject to regulatory approvals and other customary closing conditions.
Clear Channel previously announced plans to sell 448 radio stations. The sale of these assets is not contingent on the closing of the merger described above. Further, the sale of these assets is not a condition to the closing of the merger described above. Definitive asset purchase agreements were signed for 353 of these radio stations as of September 30, 2007. These stations, along with 51 stations which were sold in the fourth quarter of 2006 and first nine months of 2007 for a total consideration of approximately $116.2 million, were classified as assets from discontinued operations in our consolidated balance sheet and as discontinued operations in our consolidated statements of operations.
Subsequent to September 30, 2007, we signed definitive asset purchase agreements for the sale of 11 additional radio stations. In addition, definitive agreements to sell 187 stations were terminated subsequent to September 30, 2007. However, the Company continues to actively market these radio stations and they continue to meet the criteria for classification as discontinued operations. Therefore, the assets, results of operations and cash flows from these stations remain classified as discontinued operations in our consolidated financial statements.
Also since September 30, 2007, the Company has completed the sale of 91 of these radio stations for total consideration of approximately $192.7 million. The Company expects the remaining transactions for 86 of the stations subject to definitive purchase agreements to close during the remainder of 2007. The Company estimates that aggregate net proceeds after taxes and customary transaction costs for these remaining 86 stations will be approximately $117.3 million. The closing of these sales is subject to regulatory approval and other customary closing conditions.
The Company continues to pursue the divestiture of 220 radio stations in 42 markets. These remaining stations that are not under definitive agreements had OIBDAN of approximately $45.7 million in 2006. There can be no assurance that any or all of these stations will ultimately be divested and the Company reserves the right to terminate the sales process at any time.

The Company plans to utilize its capital loss carry forward to offset the related capital gain on the transactions. A portion of the gain will be considered ordinary gain, not capital gain, due to depreciation and amortization recapture, and will be taxed as ordinary income.
There can be no assurance that any of the divestitures contemplated in this release will actually be consummated and therefore the Company may not receive the proceeds estimated herein. Furthermore, there can be no assurance that the Company will be able to utilize tax loss carry forwards to offset capital gains as contemplated in this release.

Revenue, Direct Operating and SG&A Expenses, and OIBDAN by Division

(In thousands)	Three Months Ended		%
	September 30,		Change
	2007	2006
Revenue
Radio Broadcasting	$882,152	$890,219	(1%)
Outdoor Advertising	817,541	720,254	14%
Other	58,458	58,506	(0%)
Eliminations	(31,371)	(29,155)

Consolidated revenue	$1,726,780	$1,639,824	5%

The Company’s third quarter 2007 revenue increased from foreign exchange movements of approximately $32.4 million as compared to the same period of 2006.

Direct Operating and SG&A Expenses by Division
Radio Broadcasting	$524,318	$522,443
Less: Non-cash compensation expense	(5,610)	(6,309)

	518,708	516,134	0%
Outdoor Advertising	565,700	502,257
Less: Non-cash compensation expense	(2,257)	(1,501)

	563,443	500,756	13%
Other	46,494	47,704
Less: Non-cash compensation expense	—	(414)

	46,494	47,290	(2%)
Eliminations	(31,371)	(29,155)
Plus: Non-cash compensation expense	7,867	8,224

Consolidated divisional operating expenses	$1,105,141	$1,043,249	6%

The Company’s third quarter 2007 direct operating and SG&A expenses increased from foreign exchange movements of approximately $27.0 million as compared to the same period of 2006.

OIBDAN
Radio Broadcasting	$363,444	$374,085	(3%)
Outdoor Advertising	254,098	219,498	16%
Other	11,964	11,216	7%
Corporate and Merger costs	(45,974)	(46,226)

Consolidated OIBDAN	$583,532	$558,573	4%

See reconciliation of OIBDAN to net income at the end of this press release.
Radio Broadcasting
The Company’s radio revenue decreased 1% during the third quarter of 2007 as compared to 2006 primarily from a decline in both local and national revenues. Local and national revenues were down partially as a result of declines in the automotive, retail and political advertising categories. The decline in local and national revenues was partially offset by increases in network, traffic, syndicated radio and on-line revenues. During the quarter, the Company increased its average unit rates compared to the third quarter of 2006; however, total minutes sold declined during this same period.
The Company’s expenses increased approximately $1.9 million during the third quarter of 2007 as compared to 2006. The increase is primarily attributable to increases in traffic expenses, programming and commission expenses in our syndicated radio business and salaries and commission expenses in our on-line business, all associated with the increase in revenue from these businesses. These increases were partially offset by declines in programming expenses and research and other ancillary expenses.
Outdoor Advertising
The Company’s outdoor advertising revenue increased 14% to $817.5 million during the third quarter of 2007 compared to revenues of $720.3 million for the same period in 2006. Included in the 2007 results is an approximate $32.4 million increase related to foreign exchange movements when compared to 2006; excluding the effects of these movements in foreign exchange, growth would have been 9%.
Outdoor advertising expenses increased 13% to $565.7 million during the third quarter of 2007 when compared to 2006. Included in the Company’s expenses is a $27.0 million increase related to foreign exchange movements compared to 2006. Excluding the effects of these movements in foreign exchange, growth would have been 7%.
The Company is on track to have digital networks deployed in approximately 20 U.S. markets by the end of 2007 and has installed 80 digital displays in 16 markets during the first nine months of 2007, putting it ahead of schedule to deploy a total of over 100 digital displays during the course of this calendar year.
•	Americas Outdoor
Americas revenue increased $30.0 million, or 8%, during the third quarter of 2007 as compared to the same period of 2006. The revenue growth occurred across the Company’s inventory including bulletins, posters, street furniture, airports and taxis. The growth was led by bulletins, which was driven by increased rates and by airport displays which had both increased rates and occupancy. Leading advertising categories during the quarter were telecommunications, beverages, retail, financial services, amusements and real estate. Revenue growth occurred across the Company’s markets, led by Los Angeles, New York, Washington/Baltimore, Atlanta and Albuquerque.
Expenses increased $18.5 million in the third quarter of 2007 as compared to 2006 from an $11.6 million increase in site lease expenses primarily related to new contracts and an increase in airport, transit and taxi revenue. Commission and selling related expenses also increased primarily associated with the increase in revenue.
•	International Outdoor
International revenue increased $67.3 million, or 19%, in the third quarter of 2007 as compared to 2006. Included in the increase was approximately $30.7 million related to movements in foreign exchange. The Company’s revenue growth occurred across inventory categories including billboards, street furniture and transit. The growth was driven by both increased rates and occupancy. The revenue growth was led by increased revenues in France, Italy, Australia, China and Ireland.
Expenses increased $45.0 million during the third quarter of 2007 as compared to 2006. Included in the increase was approximately $25.7 million related to movements in foreign exchange. The remaining increase in operating expenses is primarily attributable to an increase in site lease and selling related expenses associated with the increase in revenue.

FAS No. 123 (R): Share-Based Payment (“FAS 123(R)”)
The following table details non-cash compensation expense, which represents employee compensation costs related to stock option grants and restricted stock awards, for the third quarter of 2007 and 2006:

(In thousands)	Three Months Ended
	September 30,
	2007	2006
Direct operating expense	$4,159	$4,034
SG&A	3,708	4,190
Corporate	3,068	2,260

Total non-cash compensation	$10,935	$10,484

The Company will not be holding a Conference Call or Webcast
As a result of the Company’s pending merger transaction that was approved by the Company’s shareholders on September 25, 2007, the Company will not be hosting a teleconference or webcast to discuss results. The pending merger is still subject to various regulatory approvals and closing conditions.
Fourth Quarter and 2007 Outlook
Due to the pending merger transaction and the Company not hosting a teleconference to discuss financial and operating results, the Company is providing the following information regarding its current information related to 2007 operating results.
Pacing information presented below reflects revenues booked at a specific date versus the comparable date in the prior period and may or may not reflect the actual revenue growth at the end of the period. The Company’s revenue pacing information includes an adjustment to prior periods to include all acquisitions and exclude all divestitures in both periods presented for comparative purposes. All pacing metrics exclude the effects of foreign exchange movements. Except where expressly identified, the Company’s operating expense forecasts are on a reportable basis excluding non-cash compensation expense, i.e. there is not an adjustment for acquisitions, divestitures or the effects of foreign exchange movements.
As of November 2, 2007, revenues for the Radio division are pacing down 4.7% for the fourth quarter of 2007 as compared to the fourth quarter of 2006. As of the first week in November, the Radio division has historically experienced revenues booked of approximately 85% of the actual revenues recorded for the fourth quarter. The Company’s Radio division currently forecasts total operating expense growth to be flat for the full year 2007 as compared to the full year 2006.
Also as of November 2, 2007, revenues in the Outdoor division are pacing up 7.7% overall. The Americas outdoor segment is slightly below and the International outdoor segment slightly above the 7.7% pacing for the fourth quarter 2007 as compared to the fourth quarter of 2006. As of the first week in November, the Outdoor division has historically experienced revenues booked of approximately 85% of the actual revenues recorded for the fourth quarter.
For the full year 2007 as compared to the full year 2006, current Company forecasts show low-double digit growth in total operating expenses for the Outdoor division. Excluding the effects of movements in foreign exchange, which management currently forecasts at a $100 to $110 million increase for the full year 2007 and excluding Interspace’s (acquired by the Company on July 1, 2006) operating expenses of $20.2 million for the first six months of 2007, operating expense growth is currently forecasted to be in the 7% to 8% range for 2007 as compared to 2006.

For the consolidated company, current management forecasts show corporate expenses of $180 million to $190 million for the full year 2007, excluding costs associated with the pending merger transaction. Non-cash compensation expense (i.e. FAS No. 123 (R): share-based payments) are currently projected to be in the range of $40 million to $45 million for the full year of 2007, excluding any compensation expense associated with future option or share grants that may or may not occur in 2007 and excluding any non-cash compensation expense directly associated with the pending merger transaction.
The Company currently forecasts overall capital expenditures for 2007 of $325 million to $350 million, excluding any capital expenditures associated with new contract wins the Company may have during 2007.
Income tax expense as a percent of “Income before income taxes, minority interest and discontinued operations” is currently projected to be approximately 35%. Current income tax expense as a percent of “Income before income taxes, minority interest and discontinued operations” is currently expected to be 18% to 22%. These percentages do not include any tax expense or benefit related to the pending merger transaction, the announced divestitures of the Company’s television stations and certain of its radio stations or other capital gain transactions, or the effects of any resolution of governmental examinations.

TABLE 1 — Financial Highlights of Clear Channel Communications, Inc. and Subsidiaries — Unaudited

	Three Months Ended
	September 30,		%
(In thousands, except per share data)	2007	2006	Change
Revenue	$1,726,780	$1,639,824	5%
Direct operating expenses	683,830	637,075
Selling, general and administrative expenses	421,311	406,174
Corporate expenses	47,040	48,486
Merger costs	2,002	—
Depreciation and amortization	139,894	147,076
Gain (loss) on disposition of assets — net	(567)	9,122

Operating Income	432,136	410,135	5%

Interest expense	113,026	128,276
Gain (loss) on marketable securities	676	5,396
Equity in earnings of nonconsolidated affiliates	7,133	8,681
Other income (expense) — net	(1,403)	(601)

Income before income taxes, minority interest and discontinued operations	325,516	295,335
Income tax expense:
Current	2,480	60,717
Deferred	54,760	61,149

Income tax expense	57,240	121,866
Minority interest expense, net of tax	11,961	3,673

Income before discontinued operations	256,315	169,796	51%
Income from discontinued operations	23,421	16,075

Net income	$279,736	$185,871	51%

Diluted earnings per share:

Diluted earnings before discontinued operations per share	$.52	$.34	53%

Diluted earnings per share	$.56	$.38	47%

Weighted average shares outstanding — Diluted	496,168	493,578
Clear Channel’s effective tax rate for the third quarter of 2007 was 17.6% primarily as a result of current tax benefits of $45.7 million related to the settlement of several tax positions with the IRS for the 1999 through 2004 tax years and $14.8 million in deferred tax benefits from the release of valuation allowances for the use of capital loss carry forwards.

TABLE 2 — Income from Discontinued Operations
Summarized operating results from discontinued operations (a) for the three months ended September 30, 2007 and 2006 are as follows:

	September 30,	September 30
(In millions)	2007	2006

Revenue	$132.5	$156.9
Operating expenses (b)	$106.0	$119.5
(a)	Upon entering into a definitive sales agreement, the results of operations for the station and/or division are included in income from discontinued operations. Upon the completion of the sale, the operating results of the station and/or division no longer contribute to income from discontinued operations, but remain in the historical income from discontinued operations.

(b)	Operating expenses include Direct Operating, SG&A and Corporate expenses.
TABLE 3 — Selected Balance Sheet Information — Unaudited
Selected balance sheet information for 2007 and 2006 was:

	September 30,	December 31,
(In millions)	2007	2006

Cash	$124.1	$116.0
Total Current Assets	$2,337.0	$2,205.7
Net Property, Plant and Equipment	$2,955.0	$2,964.7
Total Assets	$18,865.5	$18,896.3
Current Liabilities (excluding current portion of long-term debt)	$1,402.5	$1,327.5
Long-Term Debt (including current portion of long-term debt)	$7,020.4	$7,663.0
Shareholders’ Equity	$8,560.1	$8,042.3
TABLE 4 — Capital Expenditures — Unaudited
Capital expenditures for the nine months ended September 30, 2007 and 2006 were:

	September 30,	September 30,
(In millions)	2007	2006

Non-revenue producing	$111.9	$120.9
Revenue producing	111.5	105.7

Total capital expenditures	$223.4	$226.6

The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

TABLE 5 — Total Debt — Unaudited
At September 30, 2007, Clear Channel had total debt of:

(In millions)	September 30, 2007

Bank Credit Facilities	$593.0
Public Notes	6,297.7
Other Debt	129.7

Total	$7,020.4

Liquidity and Financial Position
For the nine months ended September 30, 2007, cash flow provided by operating activities was $984.7 million, cash flow used by investing activities was $261.3 million, cash flow used by financing activities was $872.7 million, and net cash provided by discontinued operations was $157.4 million for a net increase in cash of $8.1 million.
Leverage, defined as debt*, net of cash, divided by the trailing 12-month pro forma EBITDA**, was 3.1x at September 30, 2007.
As of September 30, 2007, 75% of the Company’s debt bears interest at fixed rates while 25% of the Company’s debt bears interest at floating rates based upon LIBOR. The Company’s weighted average cost of debt at September 30, 2007 was 6.1%.
As of November 7, 2007, the Company had approximately $1.3 billion available on its bank credit facility. The Company may utilize existing capacity under its bank facility and other available funds for general working capital purposes including funding capital expenditures, acquisitions, stock repurchases and the refinancing of certain public debt securities. Capacity under the facility can also be used to support commercial paper programs. Redemptions or repurchases of securities will occur through open market purchases, privately negotiated transactions, or other means.

*	As defined by Clear Channel’s credit facility, debt is long-term debt of $7.0 billion plus letters of credit of $171.6 million; net original issue discount/premium of $15.5 million; deferred purchase consideration of $32.2 million included in other long-term liabilities; the fair value of interest rate swaps of $12.3 million; and less purchase accounting premiums of $4.3 million.

**	As defined by Clear Channel’s credit facility, pro forma EBITDA is the trailing twelve-month EBITDA adjusted to include EBITDA of any assets acquired in the trailing twelve-month period.

Supplemental Disclosure Regarding Non-GAAP Financial Information
Operating Income before Depreciation and Amortization (D&A), Non-cash Compensation Expense and Gain on Disposition of Assets — Net (OIBDAN)
The following tables set forth Clear Channel’s OIBDAN for the three months ended September 30, 2007 and 2006. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Discontinued operations, Minority interest, net of tax; Income tax benefit (expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Interest expense; Gain on disposition of assets — net; and, D&A.
The Company uses OIBDAN, among other things, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.
The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. It helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures, stock option structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.
Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions, which are excluded.
In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (i.e. a foreign currency adjustment is made to the 2007 actual foreign revenues and expenses at average 2006 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.
As required by the SEC, the Company provides reconciliations below of (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expense; (iv) OIBDAN to net income, the most directly comparable amounts reported under GAAP and (v) Net income and diluted earnings per share excluding certain items discussed earlier.

		Non-cash	Depreciation	Gain (loss) on
(In thousands)	Operating income	compensation	and	disposition of
	(loss)	expense	amortization	assets - net	OIBDAN
Three Months Ended September 30, 2007
Radio Broadcasting	$332,868	$5,610	$24,966	$—	$363,444
Outdoor	152,048	2,257	99,793	—	254,098
Other	772	—	11,192	—	11,964
Gain (loss) on disposition of assets — net	(567)	—	—	567	—
Corporate and Merger costs	(52,985)	3,068	3,943	—	(45,974)

Consolidated	$432,136	$10,935	$139,894	$567	$583,532

Three Months Ended September 30, 2006
Radio Broadcasting	$338,676	$6,309	$29,100	$—	$374,085
Outdoor	115,874	1,501	102,123	—	219,498
Other	54	414	10,748	—	11,216
Gain on disposition of assets — net	9,122	—	—	(9,122)	—
Corporate and Merger costs	(53,591)	2,260	5,105	—	(46,226)

Consolidated	$410,135	$10,484	$147,076	$(9,122)	$558,573

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

(In thousands)	Three Months Ended		%
	September 30,		Change
	2007	2006

Revenue	$1,726,780	$1,639,824	5%
Less: Foreign exchange increase	(32,430)	—

Revenue excluding effects of foreign exchange	$1,694,350	$1,639,824	3%

Outdoor revenue	$817,541	$720,254	14%
Less: Foreign exchange increase	(32,430)	—

Outdoor revenue excluding effects of foreign exchange	$785,111	$720,254	9%

International Outdoor revenue	$431,188	$363,870	19%
Less: Foreign exchange increase	(30,734)	—

International Outdoor revenue excluding effects of foreign exchange	$400,454	$363,870	10%

Reconciliation of Expense (Direct Operating and SG&A Expenses)
excluding Foreign Exchange Effects to Expense

(In thousands)	Three Months Ended		%
	September 30,		Change
	2007	2006

Consolidated expense	$1,105,141	$1,043,249	6%
Less: Foreign exchange increase	(27,036)	—

Consolidated expense excluding effects of foreign exchange	$1,078,105	$1,043,249	3%

Outdoor expense	$565,700	$502,257	13%
Less: Foreign exchange increase	(27,036)	—

Outdoor expense excluding effects of foreign exchange	$538,664	$502,257	7%

International Outdoor expense	$361,725	$316,760	14%
Less: Foreign exchange increase	(25,682)	—

International Outdoor expense excluding effects of foreign exchange	$336,043	$316,760	6%

Reconciliation of OIBDAN to Net income

(In thousands)	Three Months Ended		%
	September 30,		Change
	2007	2006
OIBDAN	$583,532	$558,573	4%
Non-cash compensation expense	10,935	10,484
Depreciation & amortization	139,894	147,076
Gain (loss) on disposition of assets — net	(567)	9,122

Operating Income	432,136	410,135	5%

Interest expense	113,026	128,276
Gain (loss) on marketable securities	676	5,396
Equity in earnings of nonconsolidated affiliates	7,133	8,681
Other income (expense) — net	(1,403)	(601)

Income before income taxes, minority interest and discontinued operations	325,516	295,335
Income tax expense:
Current	2,480	60,717
Deferred	54,760	61,149

Income tax expense	57,240	121,866
Minority interest expense, net of tax	11,961	3,673

Income before discontinued operations	256,315	169,796
Income from discontinued operations	23,421	16,075

Net income	$279,736	$185,871

About Clear Channel Communications
Clear Channel Communications, Inc. (NYSE:CCU), headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio and television stations and outdoor displays in various countries around the world.
For further information contact:
Investors — Randy Palmer, Senior Vice President of Investor Relations, (210) 832-3315 or
Media — Lisa Dollinger, Chief Communications Officer, (210) 832-3474
or visit our web-site at http://www.clearchannel.com.
Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Communications to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The Company cannot provide any assurance that the proposed merger transaction announced on November 16, 2006, and amended April 18, 2007 and May 17, 2007 will be completed, or the terms on which the transaction will be consummated.
Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this document include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Communications currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements; access to capital markets and changes in credit ratings. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Communications’ future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in Clear Channel Communications’ reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Except as otherwise stated in this document, Clear Channel Communications does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
Important Additional Information Regarding the Merger and Where to Find It:
In connection with the pending merger, CC Media Holdings, Inc. and Clear Channel Communications, Inc. (“Clear Channel”) have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, as amended, that contains a proxy statement/prospectus and other documents regarding the pending transaction. Before making any investment decisions, security holders of Clear Channel are urged to read the proxy statement/prospectus and all other documents regarding the merger, carefully in their entirety, because they contain important information about the pending transaction. Shareholders of Clear Channel may obtain free copies of the proxy statement/prospectus and other documents filed with, or furnished to, the SEC at the SEC’s website at http://www.sec.gov.